EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

EDIBLE GARDEN AG INCORPORATED

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title(1)	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units consisting of either one share of Common Stock, par value $0.0001 per share or one Pre-funded Warrant to purchase one share of Common Stock, and one Warrant to purchase one share of Common Stock	457	(c)	2,700,726	$1.41	$3,808,023.66	0.0001102	$419.65
Fees Previously Paid	Equity	Common Stock included as part of the Unit	457	(g)	-	-	-	-	-
Fees Previously Paid	Equity	Pre-funded Warrants to purchase shares of Common Stock included as part of the Units	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock Underlying Pre-funded Warrants	457	(g)	-		-	-	-
Fees Previously Paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock Underlying Warrants	457	(c)	2,700,726	1.41	3,808,023.66	0.0001102	419.65
Fees to Be Paid	Equity	Representative's Warrants to purchase Common Stock(3)	457	(g)	270,000	$1.55	209,441.30	0.0001102	23.09
		Total Offering Amounts					$7,825,488.62		$862.39
		Total Fees Previously Paid							$2,083.44
		Total Fee Offsets							$0.00
		Net Fee Due							$0.00

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant's common stock on August 30, 2023, as reported on the Nasdaq Stock Market and includes shares of common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

The Representative's Warrants are exercisable for a number of shares of common stock equal to 5.0% of the number of shares of common stock sold in this offering, at a per share exercise price equal to 110% of the public offering price. The Representative's Warrants are exercisable commencing earliest to occur of (i) effective date of an increase in our authorized shares of common stock or (ii) a reverse split in an amount sufficient to permit the exercise in full of the warrants and expire five years after the initial exercise date. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.